Selected Capital Preservation Trust
File Number 811-05240
For the period ending 06/30/2010

Due to the restrictions in the format of form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for the following items:


Series 2


73A.	1.  Dividends from net investment income (per share)
	    Class S	       $ - (1)

		(1) less than $0.0005

	2.  Dividends for a second class of open-end company shares (per share)
	    Class D	       $ - (1)

		(1) less than $0.0005